Exhibit 4.32

SHARE SALE AND PURCHASE AGREEMENT

THIS  SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December    15th , 2020 by and among:

(A)        Yutang Inc., a company organized and existing under the laws of the Cayman Islands, whose registered office is situated at the offices of Maricorp Services Ltd., P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KYI-1150, Cayman Island (the “Purchaser”);

(B)        Jiia Qin Limited, a company organized and existing under the laws of the British Virgin Islands, whose registered office is situated at Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands;

(C)        ONESMART EDU INC., a company organized and existing under the laws of the British Virgin Islands, whose registered office is situated at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (together with Jiia Qin Limited, the “Sellers” and each a “Seller”).

(D)        JR Online Limited, a company organized and existing under the laws of the British Virgin Islands, whose registered office is situated at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

WHEREAS:

(1)         JUREN Education & Technology Group Inc., a Company incorporated under the laws of the the Cayman Islands, (the “Company”). The Sellers are the registered and beneficial owner of the entire shares in the share capital of the Company.

(2)         The Sellers, the Purchaser and certain other parties have entered into certain framework restructuring agreement (the “Restructuring Agreement”), pursuant to the Restructuring Agreement, the Sellers have agreed to sell and the Purchaser have agreed to purchase the 100% shares of and in the Company registered under the name of the Sellers (the “Purchased Shares”) subject to and upon the terms and conditions of this Agreement.

(3)         Concurrently with the Completion, the Purchaser shall issue certain amount of ordinary shares to JR Online Limited, the ESOP platform of the Company, at a purchase price of US$0.0001 par share.

THE PARTIES AGREED AS FOLLOWS:

1.          SALE AND PURCHASE

1.1        The Sellers shall sell 100% of their Purchased Shares and the Purchaser shall purchase the Purchased Shares on the Completion Date, at a purchase price set forth in Section 2 of this Agreement.

1.2        Concurrently with the Completion, the Purchaser shall issue 56,194,115 ordinary shares to JR Online Limited at a purchase price of US$0.0001 per share.

2.          CONSIDERATION AND PAYMENT

2.1        The consideration payable by the Purchaser to the Sellers for the Purchased Shares shall be ordinary shares with a par value of US$0.0001 per share to be issued by the Purchaser for each Seller. The Purchaser shall issue 30,778,970 ordinary shares to Jiia Qin Limited and 100,340,631 ordinary shares to ONESMART EDU INC. (the “Share Consideration”). The ordinary shares of the Purchaser shall be issued to the Sellers or the SPV(s) designated by the Sellers.

2.2        Each of the Sellers hereby irrevocably, unconditionally and expressly acknowledges and agrees that the Share Consideration shall be paid only to such Seller or the SPV designated by such Seller no later than one (1) month upon the execution of this Agreement (the “Completion Date”) and the Purchaser’s obligations under this Agreement shall be immediately deemed satisfied in full upon the full payment of the Share Consideration. The Share Consideration shall be inclusive of all compensation and payments payable to the Sellers for the Purchased Shares.

2.3        The consideration payable by JR Online Limited to subscribe the ordinary shares to be issued by the Purchaser shall be in cash (the “Cash Consideration”).

2.4       Each party agrees that the Cash Consideration shall be paid to the Purchaser at a designated time mutually agreed by the Purchaser and JR Online Limited after the Completion Date.

3.          COMPLETION

3.1        Upon and subject to the terms and conditions of this Agreement, completion of this Agreement (“Completion”) shall take place on Completion Date remotely.

3.2        On Completion:

(A)        each Seller shall cause the Company to deliver an updated register of members of the Company certifying the Purchaser has been registered as the sole owner of the entire share capital of the Company;

(B)        the Purchaser shall deliver an updated register of members of the Purchaser certifying (i) each of the Sellers has been registered as the holder of the respective Share Consideration; and (ii) JR Online Limited has been registered as the holder of 56,194,115 ordinary shares of the Purchaser.

4.          WARRANTIES AND UNDERTAKINGS

4.1        Each of the Sellers warrants and undertakes to the Purchaser that Section 4.1 is true and correct as of this Agreement and as of the Completion Date, and JR Online Limited warrants and undertakes to the Purchaser that Section 5.1 (A) and (B) is true and correct as of this Agreement and as of the Completion Date:

(A)        such party has all the necessary authority and capacity to enter into and to perform its obligations under this Agreement and other documents relating to the transactions contemplated hereby.  This Agreement constitutes legal, valid and binding obligations of such party, enforceable against it in accordance with their terms;

(B)        such party is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(C)        Such party is the sole owner of the Purchased Shares, and there is no mortgage, lien or other encumbrance on the Purchased Shares;

4.2        The Purchaser warrants and undertakes to the Sellers and JR Online Limited that:

(A)        The Purchaser has all the necessary authority and capacity to enter into and to perform its obligations under this Agreement and other documents relating to the transactions contemplated hereby.  This Agreement constitutes legal, valid and binding obligations of such party, enforceable against it in accordance with their terms;

(B)        The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

5.          DAMAGES AND EXPENSES

5.1        Without prejudice to the foregoing provisions:

(A)        Should the Purchaser fail to complete the purchase in the manner herein contained (except as a result of default by any of the Seller), each of the Sellers shall be entitled at its absolute discretion to dispose of or otherwise deal with the Purchased Shares and may, in its sole discretion, take action against the Purchaser to claim damages and/or to obtain a decree for specific performance of this Agreement; and

(B)        Should any of the Sellers or JR Online Limited fails to complete the sale in the manner herein contained (except as a result of default by the Purchaser), the Purchaser shall at its absolute discretion, take any further action to claim the damages or to enforce specific performance against such Seller.

5.2        The Sellers, JR Online Limited and the Purchaser shall bear their own respective legal costs and expenses for the sale and purchase of the Purchased Shares.

6.          MISCELLANEOUS

6.1        This Agreement (together with any ancillary documents the parties deem necessary to enter into) constitutes the entire agreement between the parties in relation to the transactions which are the subject of this Agreement, and supersedes any previous agreement between the parties in relation to such transactions and the Purchaser acknowledges that he is not relying on any representation not expressly repeated in this Agreement.

6.2        The execution and completion of this Agreement can be terminated or reversed even after the completion should there be a material breach in the Sections stated, and should be communicated by means of written form.

6.3        Each of the Sellers and the Purchaser retain their respective legal rights to claim against any damages (if any) during the process of termination.

6.4        This Agreement shall be governed by and interpreted according to Hong Kong law, and each of the parties submits to the arbitration at any time following such thirty (30) day period upon the request of any Party with notice to the other Party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) applying the Arbitration Rules of the HKIAC in effect with (i) three arbitrators, one appointed by each of the complainant and the respondent and one selected by the Chairman of the HKIAC, (ii) proceedings conducted in English and (iii) the arbitrators deciding any dispute submitted by the Parties strictly in accordance with the substantive Laws of Hong Kong (and not any other substantive law).  Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

6.5        The parties intend the provisions of this Agreement shall be enforced to the fullest extent permissible.  If any provision shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless remain enforceable.

6.6        This Agreement may be executed in any number of counterparts, and any party may execute any number of counterparts, all of which shall together constitute a single instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Seller

Jiia Qin Limited

By:	/s/ Xiaofei Geng
Name: Xiaofei Geng
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SALE AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Seller

ONESMART EDU INC.

By:	/s/ Xi Zhang
Name: Xi Zhang
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SALE AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

JR Online Limited

By:	/s/ Moming Luo
Name: Moming Luo
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SALE AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Purchaser

Yutang Inc.

By:	/s/ Moming Luo
Name: Moming Luo
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SALE AND PURCHASE AGREEMENT